UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  June 3, 2016

Ameris Bancorp

(Exact Name of Registrant as Specified in Charter)

Georgia	001-13901	58-1456434
(State or Other	(Commission File Number)	(IRS Employer
Jurisdiction of		Identification No.)
Incorporation)

310 First Street, S.E., Moultrie, Georgia	31768
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (229) 890-1111

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective June 3, 2016, Dennis J. Zember Jr. was appointed to serve as Executive Vice President, Chief Financial Officer and Chief Operating Officer of Ameris Bancorp (the “Company”). Prior to his new appointment to the additional role of Chief Operating Officer, Mr. Zember served since February 2005 as Executive Vice President and Chief Financial Officer of the Company. Mr. Zember will also serve as Chief Operating Officer of Ameris Bank, the Company’s wholly owned banking subsidiary.

Andrew B. Cheney, who until June 3, 2016 served as Chief Operating Officer of the Company since May 2009 and Chief Operating Officer of Ameris Bank since December 2010, will continue to serve as Executive Vice President and Banking Group President of the Company, titles which he has also held since May 2009. In addition, Mr. Cheney will continue to serve as President of Ameris Bank, a position he has held since December 2010.

There were no changes made to Mr. Zember’s compensation and benefits or to his employment agreement with the Company as a result of his being given the additional title of Chief Operating Officer. Mr. Zember has no family relationships that are required to be disclosed under Item 401(d) of Regulation S-K, and he is not a party to any transaction requiring disclosure under Item 404(a) of Regulation S-K. The information concerning Mr. Zember required by Items 4.01(b) and (e) of Regulation S-K is incorporated herein by reference to the Company’s definitive proxy statement for its 2015 annual shareholders’ meeting, as filed with the Securities and Exchange Commission on April 1, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

AMERIS BANCORP

By:	/s/ Cindi H. Lewis
Cindi H. Lewis Executive Vice President, Chief Administrative Officer and Corporate Secretary

Date:  June 7, 2016